Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, effective as of December 17, 2008, is made by and between George W. Buckley (“Executive”) and 3M Company (“3M” or the “Company”) and amends that certain employment agreement, dated December 6, 2005, between Executive and 3M, as amended by a letter agreement dated August 16, 2006 (collectively, the “Employment Agreement”).  Except as so amended, the Employment Agreement otherwise remains in full force and effect.

WHEREAS, the parties previously entered into the Employment Agreement to provide for Executive’s services as President, Chief Executive Officer and Chairman of the Board of the Company;

WHEREAS, Executive and the Company further desire to amend Executive’s Employment Agreement on the terms set forth herein to:  (i) comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) (added by the American Jobs Creation Act of 2004), and (ii) to make other appropriate changes in the terms and conditions of such Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             REVISED DEFINITION OF CAUSE.  Section 1.15(a) of the Employment Agreement is hereby amended by restating the paragraph immediately following clause (ii) as follows:

provided, however, that notwithstanding the foregoing, if Executive shall not both (1) be indicted or otherwise charged with the above described felony or misdemeanor within 12 months following the Executive’s Termination for Cause (an “Indictment”) and (2) be convicted of, or plead guilty or nolo contendere to such crime or another crime described above based on the same operative facts (collectively a “Crime”) (a “Conviction”), such termination shall be a Termination without Cause as of the Date of the Termination.  In the event that the Board determines in good faith that Executive has committed a felony or misdemeanor as described above, and terminates Executive ostensibly for Cause pursuant to this Section 1.15(a) prior to an Indictment and Conviction, all unvested Options, unvested Initial RSUs, unvested Make-Whole Restricted Stock Units, unvested Initial Performance Units and unvested Subsequent Performance Units (collectively, for this purpose, the unvested Initial RSUs, unvested Make-Whole Restricted Stock Units, unvested Initial Performance Units and unvested Subsequent Performance Units are referred to as the “Unit Awards”) shall be forfeited unless Executive files a written claim with the Company, no later than 90 days after termination, that Executive was ostensibly terminated without Cause.  Upon the timely filing of a claim, the vesting of unvested Options (and the exercise period for vested Options) and the vesting of unvested Initial RSUs, unvested Make-Whole Restricted Stock Units, unvested Initial Performance Units and unvested Subsequent Performance Units (collectively, for this purpose, the unvested Initial RSUs, unvested Make-Whole Restricted Stock Units, unvested Initial Performance Units and unvested Subsequent Performance Units are referred to as the “Unit Awards”) shall be suspended until either (X) the lapse of such 12-month period without Indictment or (Y) if there is a timely Indictment, the end of the criminal proceeding relating to such

Indictment.  If there is both a timely Indictment and a Conviction, then such suspended unvested Options and unvested Unit Awards shall be forfeited.  If such termination becomes a Termination Without Cause, Options shall vest and be exercisable in accordance with Sections 5.3(c) and 5.4, and either (i) all Options shall remain exercisable until two years after the date on which (X) or (Y) above shall occur, regardless of whether such two year period extends beyond the Option Term, or (ii) the Company shall provide Executive with the economic equivalent in a lump sum in cash of that described in clause (i).  In addition, if such termination becomes a Termination without Cause, unvested Unit Awards shall immediately vest in accordance with Sections 5.3(d), 5.6(b), 5.7 and 5.8(a) and within 15 days thereof, the Company shall deliver to Executive the number of Common Shares equal to the number of vested Unit Awards.  In addition, if such termination becomes a Termination without Cause, the Company shall within 15 days thereof pay to Executive the compensation and benefits (or value thereof) in accordance with Section 8.3, together with interest thereon (as determined under Section 8.5(a)) from the Date of Termination to the date of payment.

2.             REVISED DEFINITION OF CHANGE OF CONTROL.  The last sentence in Section 1.16 of the Employment Agreement is hereby deleted and replaced with the following:

Notwithstanding the foregoing, solely for purposes of determining whether the Initial Options become vested upon a Change of Control under Section 5.3(c), there shall not be a Change of Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change of Control.  In addition, for purposes of determining whether the Common Shares or other remuneration with respect to Executive’s Initial RSUs, Initial Performance Units and Make Whole Restricted Stock Units are to be delivered to Executive upon a Change of Control, and for purposes of determining whether Executive’s severance under Section 8.3(c) shall be paid in a lump sum (in lieu of installments) on account of a Termination without Cause or a Termination for Good Reason upon or prior to the second anniversary of a Change of Control, there shall not be a Change of Control unless such event constitutes a “change in the ownership of 3M,” “change in effective control of 3M,” and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined under Treasury Regulation § 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code.

3.             ADDITION OF DEFINITION OF SEPARATION FROM SERVICE.  Article I of the Employment Agreement is amended by the addition of the following new Section 1.50A:

                1.50A      “Separation from Service” means a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h)(1) or such other regulation or guidance issued under Section 409A of the Code.  Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that 3M and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period).

4.             ADDITION OF DEFINITION OF SPECIFIED EMPLOYEE.  Article I of the Employment Agreement is amended by the addition of the following new Section 1.53A:

                1.53A      “Specified Employee” means a “specified employee” as defined in Treas. Reg. Section 1.409-1(i) or such other regulation or guidance issued under Section 409A of the Code.

5.             PAYMENT OF INITIAL RESTRICTED STOCK UNITS.  The last sentence in Section 5.3(d) of the Employment Agreement is hereby amended to read as follows:

Within 15 days after Initial RSU’s become vested in accordance with the foregoing, the Company shall deliver to Executive the number of Common Shares equal to the number of vested Initial RSUs (including dividends thereon); provided, however, that Executive agrees not to sell or otherwise dispose of such Common Shares (except as required to pay withholding taxes) prior to the Date of Termination of his employment without the consent of the Committee.  Notwithstanding the foregoing, with respect to Initial RSUs that become vested on account of a Termination of Employment by reason of Disability, a Termination Without Cause, a Termination for Good Reason or a Change of Control that does not constitute a “change in the ownership of 3M”, “change in effective control of 3M”, and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined under Treasury Regulation §1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code, the Company shall deliver to Executive such Common Shares (and dividends thereon) within 15 days of Executive’s Separation from Service (subject to any required delay under Section 8.5(a)).

6.             PAYMENT OF MAKE WHOLE RESTRICTED STOCK UNITS.  Section 5.8(c) of the Employment Agreement is hereby amended to read as follows:

                (c)           Within 15 days after Make Whole Restricted Stock Units become vested in accordance with the foregoing, the Company shall deliver to the Executive the number of Common Shares equal to the number of vested Make Whole Restricted Stock Units; provided, however, that Executive agrees not to sell or otherwise dispose of such Common Shares (except as required to pay withholding taxes) prior to the Date of Termination of his employment without the consent of the Committee.  Notwithstanding the foregoing, with respect to Make Whole Restricted Stock Units that become vested on account of a Termination of Employment by reason of Disability, a Termination Without Cause, a Termination for Good Reason or a Change of Control that does not constitute a “change in the ownership of 3M”, “change in effective control of 3M”, and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined under Treasury Regulation §1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code, the Company shall deliver to Executive such Common Shares within 15 days of Executive’s Separation from Service (subject to any required delay under Section 8.5(a)).

7.             TAX GROSS-UP PAYMENT.  Section 6.7 of the Employment Agreement is hereby amended by the addition of the following sentence at the end thereof:

Such Tax Gross-Up Payment shall be made at the same time that payment of the corresponding excise taxes or similar taxes becomes due.

8.             PAYMENT OF SUPPLEMENTAL RETIREMENT BENEFIT.  Section 7.2 of the Employment Agreement shall be amended to read as follows:

                7.2.          Payment.  The single life annuity that becomes payable under this Article VII, if any, shall commence as of the first day of the calendar month coincident with or next following Executive’s Separation from Service (the “annuity starting date”) and continue in monthly installments to Executive for his life.  In lieu of a single life annuity, Executive may choose, in accordance with the requirements of the 3M Employee Retirement Income Plan, to elect payment in an alternative Joint and Spouse Beneficiary Survivor Annuity form or a Joint and Nonspouse Beneficiary Survivor Annuity form available under the 3M Employee Retirement Income Plan (i.e., 50%, 75% or 100%), as the same may be amended from time to time.  As of Executive’s annuity starting date, the Company shall determine the Actuarial Equivalent lump sum present value of the annuity (the “Total Pension Value”).  If Executive and all joint annuitants, if any, die before receiving the Total Pension Value, the remaining balance of the Total Pension Value shall be paid to Executive’s Beneficiary (or if such Beneficiary is deceased, to Executive’s estate) in a single lump sum.

9.             CASH SEVERANCE PAYMENT, BENEFIT CONTINUATION AND OTHER AMOUNTS.  Sections 8.3(c), (d) and (e) of the Employment Agreement shall be deleted and replaced with the following:

                (c)           from the date of Executive’s Separation from Service through the end of the Severance Period, an amount equal to two (2) times Executive’s Annualized Total Compensation payable in 24 equal monthly installments commencing on the fifteenth day of the calendar month after Executive’s Separation from Service; provided that if Executive has a Termination without Cause or a Termination for Good Reason upon or prior to the second anniversary of a Change of Control, the foregoing amount shall be paid immediately after Executive’s Separation from Service in a lump sum cash amount in immediately available funds (subject to any required delay under Section 8.5(a)).

                (d)           from the date of Executive’s Separation from Service through the end of the Severance Period, continued health (including, for avoidance of doubt, medical, prescription, dental and vision coverage), basic employee life, dependent life, disability, travel and accidental death and dismemberment insurance coverage on the same terms as if Executive were a senior executive of the Company during such period (subject to any required delay under Section 8.5(a)); provided, that any such coverage (or reimbursements for the cost of such coverage) shall be reduced by any similar coverage provided by a subsequent employer or under any retiree benefit plan of the Company.  If Executive is not eligible for continued group insurance coverage in accordance with the terms of one or more of the Company’s group plans for current or former employees, or if the Company determines that the inclusion of Executive in one or more of its group plans would jeopardize the tax-qualified status of such plans, the Company shall assist Executive in finding comparable alternative individual coverage for the remainder of the Severance Period, and the Company shall pay for the cost of such coverage in excess of the amount, if any, that Executive would have paid for such coverage as a senior executive of the Company.

                (e)           Deleted.

10.           409A PROVISION.  Section 8.5(a) of the Employment Agreement is hereby amended to read as follows:

                (a)           Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision.  If on the date of Executive’s Separation from Service, Executive is a Specified Employee, then:

                (1)           with respect to the Initial RSUs and the Make Whole Restricted Stock Units that become vested and payable on account of a Termination of Employment by reason of Disability, a Termination Without Cause or a Termination for Good Reason, delivery of the Common Shares shall be delayed until the earlier of the first day of the seventh month following Executive’s Separation from Service or the date of his death;

                (2)           commencement of the annuity payments under Section 7.2 shall be delayed until the earlier of the first day of the seventh month following Executive’s Separation from Service or the date of his death, at which time Executive shall receive a lump sum “catch up” payment equal to the cumulative payments missed on account of the delay, together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service (accordingly, the single life annuity shall be calculated based on the annuity starting date as of the first day of the calendar month following separation without regard to the delay);

                (3)           commencement of the cash severance under Section 8.3(c) shall be delayed until the earlier of the first day of the seventh month following Executive’s Separation from Service or the date of his death, at which time Executive shall receive a lump sum “catch up” payment equal to the cumulative payments missed on account of the delay, together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service;

                (4)           if any of the continued benefits or insurance coverage under Section 8.3(d) (or reimbursements for the cost of such benefits or coverage, as applicable) is taxable to Executive, then to the extent necessary to avoid a violation of section 409A of the Internal Revenue Code, Executive shall pay for such benefits or coverage for the first six months following his Separation from Service and shall be reimbursed for such payments on the first day of the seventh month following his Separation from Service, together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service;

                (5)           if any of the continued benefits or life insurance coverage under Sections 6.9, 6.10 and 6.11 (or reimbursements for the cost of such benefits or coverage, as applicable) is taxable to Executive, then to the extent necessary to avoid a violation of section 409A of the Internal Revenue Code, Executive shall pay for such benefits or coverage for the first six months following his Separation from Service and shall be reimbursed for such payments on the first day of the seventh month following his Separation from Service, together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service; and

                (6)           any other payment made under this Agreement upon Executive’s Separation from Service that constitutes a “deferral of compensation” subject to Section 409A of the Code shall be delayed until the earlier of the first day of the seventh month following Executive’s Separation from Service or the date of his death, at which time Executive shall receive a lump sum “catch up” payment equal to the cumulative payments missed on account of the delay, together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service.

11.           REIMBURSEMENT OF FEES.  Section 10.4(b) of the Employment Agreement is hereby amended to read as follows:

                (b)           If Executive and the Company have a dispute regarding Executive’s entitlement to compensation and benefits under this Agreement, and if Executive shall prevail in such dispute, the Company shall reimburse Executive’s reasonable legal fees and other expenses incurred in such effort.  Executive shall remit to the Company within 75 days of receipt all invoices for fees and expenses so incurred, and the Company shall reimburse Executive no later than 15 days thereafter.

12.           RETIREE BENEFITS.  Section 10.6 of the Employment Agreement is hereby amended to read as follows:

                10.6         Retiree Benefits.  If the Executive remains continuously employed by the Company from the Commencement Date to the date of attainment of age 62 and thereafter has a Termination of Employment for any reason other than for Cause, the Executive shall be deemed retiree eligible for purposes of all of the Company’s equity and employee benefit plans, programs and practices as such plans, programs and practices may be amended from time to time, except to the extent inconsistent with the provisions of, or the benefits provided under, this Agreement.  If the Company determines that the inclusion of Executive in one or more of its retiree group plans would jeopardize the tax-qualified status of such plans, the Company shall assist Executive in finding comparable alternative individual coverage, and the Company shall pay for the cost of such coverage in excess of the amount, if any, that Executive would have paid for such coverage under the Company’s group plan.

13.           REVISED DEFINITION OF OTHER ACCRUED BENEFITS.  Section 1.46 of the Employment Agreement is hereby amended to read as follows:

                1.46         “Other Accrued Benefit” means any right to benefits or payments (other than any deferred compensation subject to Section 409A of the Code) not expressly provided herein under the terms of the governing policy or program which has irrevocably accrued as of the Date of Termination.

14.           GRANTS SUBJECT TO 2005 MANAGEMENT STOCK OWNERSHIP PROGRAM.  The first sentence of Section 5.1 of the Employment Agreement is hereby amended to read as follows:

                5.1           Initial Grants.  On the Commencement Date, the Company shall grant to Executive, subject to the terms of the Company’s 2005 Management Stock Ownership Program (“Stock Ownership Program”), an Option to purchase 250,000 Common Shares (the “Initial Option”) and 50,000 Restricted Stock Units (the “Initial RSUs”).

15.           MAKE WHOLE RESTRICTED STOCK UNIT GRANT SUBJECT TO 2005 MANAGEMENT STOCK OWNERSHIP PROGRAM.  The first sentence of Section 5.8(a) of the Employment Agreement is hereby amended to read as follows:

                (a)           On the Commencement Date, the Company shall grant to Executive 157,808 Restricted Stock Units (“Make Whole Restricted Stock Units”), which Make Whole Restricted Stock Units shall be subject to the terms of the Company’s 2005 Management Stock Ownership Program.

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been signed by the parties hereto on the date set forth below.

3M COMPANY		GEORGE W. BUCKLEY

By	/s/ Vance D. Coffman	/s/ George W. Buckley

Date	December 16, 2008	Date	December 17, 2008